EXHIBIT 10.3

Execution Version

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT is dated June 28, 2007 (this “Termination Agreement”), and is by and between CryoCath Technologies Inc., a company incorporated under Part 1A of the Companies Act (Quebec) (“Seller”), and ATS Medical, Inc., a Minnesota corporation (“Purchaser”).

Recitals

A. Seller and Purchaser have entered into that certain Asset Purchase Agreement dated June 18, 2007 (the “Purchase Agreement”), whereby Purchaser agreed to acquire from Seller certain assets related to Seller’s business of designing, developing, using, manufacturing, marketing, promoting, selling, and distributing Argon-Based Cryoablation Devices, consoles and related products (the “Products”). Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

B. In accordance with the terms and conditions of that certain Distribution Agreement dated November 9, 2004 between Seller and Purchaser (the “Distribution Agreement”) and that certain Agent Agreement dated November 9, 2004 between Seller and Purchaser (the “Agent Agreement”) (together, the “Distribution Agreement” and the “Agent Agreement” are collectively referred to as the “Agreements”), Purchaser has been a distributor of the Products in certain territories outside the United States and the exclusive agent of the Products in the United States.

C. As contemplated by the Purchase Agreement and in connection with the transfer and sale of the assets related to the Business to Purchaser and on the terms set forth in this Termination Agreement, Seller and Purchaser desire to terminate the Agreements and the parties hereto desire to fully and finally settle any and all economic payments owing between them and to provide for the continued survival of certain terms and provisions of the Agreements, as set forth herein.

D. Purchaser and Seller contemplate that this Termination Agreement will only become effective upon Closing of the transactions contemplated by the Purchase Agreement.

Agreement

In consideration of the foregoing, incorporated herein by this reference, and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
TERMINATION OF SERVICES AND PAYMENT OF COMMISSIONS UPON CLOSING OF THE TRANSACTIONS
CONTEMPLATED BY THE PURCHASE AGREEMENT

1.1	Cessation of Services. Contingent upon the Closing of the transactions contemplated by the Purchase Agreement, and effective simultaneously with the Effective Time, except as otherwise provided in this Termination Agreement, Purchaser’s service as distributor and agent, respectively, under the Agreements shall be terminated.

1.2	Commissions. Set forth on Exhibit A is the parties’ good faith estimate of commissions owed to Purchaser under the Agreements for Products sold through May 31, 2007. On the same date that the Initial Purchase Price Adjustment is payable under Section 1.6(e) of the Purchase Agreement, Seller will pay to Purchaser any and all commissions owed to Purchaser under the Agreements for Product sales prior to the Effective Time.

1.3	Outstanding Orders. Seller and Purchaser covenant and agree that all outstanding and unfilled orders for Products which are outstanding and not yet filled by Seller as of the Closing Date are set forth on a list and attached hereto as Exhibit B (which list sets forth all unfilled orders for Products and the date and quantity of the order). Until the end of business on the first business day following the Closing Date, Exhibit B may be updated by Seller to supplement the list with any orders that were received in the ordinary course of business during the last 3 business days prior to Closing; provided that Purchaser may ask reasonable diligence questions concerning the updates, and Seller will use all commercially reasonable efforts to provide sufficient information concerning the same. All orders remaining unfilled at the end of the aforementioned business day in the ordinary course shall be assigned to Purchaser pursuant to the Purchase Agreement as a Purchased Asset thereunder. Seller covenants and agrees that no new orders will be taken and no Product will be shipped by Seller after the Closing Date.

1.4	Gross Payment of Cost Sharing Incentive in Lieu of Monthly Fee. On the Closing Date, Seller shall pay Purchaser a one-time gross payment of Dollars (US) (US $ ) in full and final satisfaction of its obligation to pay Purchaser US $ 250 per month per Console located in Europe as a cost sharing incentive for 24 months, as provided in the Exhibit A/Addendum to the Distribution Agreement.

1.5	Audit Rights. The parties hereto covenant and agree that each party shall have the right to review sufficient books, records and supporting materials as either party may reasonably request from the other in order to review the Parties’ compliance with their respective obligations as provided in Sections 1.2 through Section 1.4 above and the related provisions of the Agreements; provided, however, that upon such review any objection to the payment amounts and accuracy of orders lists (and Schedules hereto) shall be made within the time period permitted for review and objection of the Adjusted Purchase Price and resolution of dispute mechanism as provided in Sections 1.6(e) and (f) of the Purchase Agreement.

ARTICLE 2
WARRANTY OBLIGATIONS

2.1	Warranty Obligations. Subject to the proviso at the end of this sentence, Seller shall continue to remain responsible to satisfy its warranty obligations under Article 7 and Article 8 of each of the Agreements, subject to the terms and conditions contained therein (including all disclaimers), but only with respect to Products sold prior to the Closing Date; provided, however, that nothing in this Section 2.1 shall be deemed to alter Purchaser’s obligation under Section 1.3(a) of the Purchase Agreement to be responsible for up to the first US One Hundred Thousand Dollars (US $100,000) of Maintenance Assumed Liabilities incurred after the Closing. In order to enable Seller to meet Seller’s warranty obligations concerning delivery of replacement Products, Purchaser agrees to sell to Seller units of the various Products at Purchaser’s direct cost.

2.2	Warranty Claims. Except as set forth in Section 2.17(a) of the Disclosure Letter to the Purchase Agreement, Purchaser warrants to the Seller, and Seller warrants to the Purchaser, that no claims for warranty repair or replacement have been made during the last ninety (90) days which remain outstanding.

ARTICLE 3
SURVIVAL

3.1	Survival. The parties hereto covenant and agree that the provisions of the Agreements that shall survive the termination provided under this Termination Agreement are: (a) the warranty obligations of Purchaser with respect to defective or non-conforming Products as provided under Article 7 and 8 of each of the Agreements; (b) the indemnification obligations of Seller with respect to product liability and patent infringement claims as provided under Article 11 of each of the Agreements with respect to Products sold prior to the Closing Date; provided, however, that the Seller’s indemnification obligation thereunder shall be subject to the Maximum Amount as provided in Section 5.5 of the Purchase Agreement.

3.2	Use of Name. Purchaser and Seller agree that Purchaser shall continue to be allowed to refer to Seller’s name (and include Seller’s name on the Products) for up to one (1) year following the date hereof solely to promote its sale of the

Argon Based Cryoablation Devices during that period, and provided further that Purchaser will use commercially reasonable efforts not to negatively effect the goodwill associated with the Seller and the Seller’s name. The parties acknowledge and agree that the rights contemplated herein include the right to continue to include Seller’s name on the Products until Seller and Purchaser have run through the inventory of raw materials and marketing materials in existence or under order as of the Closing Date and in accordance with the Manufacturing Agreement.

ARTICLE 4
MUTUAL RELEASE

4.1	Mutual Release. For good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, each party hereto releases and forever discharges the other and its respective officers, directors, parents, agents, representatives, shareholders, members, employees, successors, assigns, attorneys, and all subsidiaries and affiliates, from any and all past, present and future claims, demands, actions, causes of action, rights and remedies of any kind, and liability whatsoever, whether known or unknown, whether or not previously asserted, even though unknown or unsuspected, liquidated or unliquidated, foreseen or unforeseen, accrued or unaccrued, with respect to the parties’ respective obligations pursuant to the Agreements, including without limitation the obligation to sell certain minimum quantities of Products under the Agreements. Notwithstanding the foregoing, the parties do not intend and are not hereby releasing each other from: (a) any claims stemming from the parties’ respective rights or obligations arising under this Termination Agreement (including, without limitation, Seller’s obligation to pay Purchaser: commissions for units as set forth in Section 1.2 above and gross payment of cost sharing incentive as set forth in Section 1.4 above); or (b) any claims or obligations pursuant to Section 1.5 or Section 3.1 of this Termination Agreement, or (c) any claims or obligations pursuant to the Purchase Agreement or any of the Ancillary Agreements.

ARTICLE 5

MISCELLANEOUS

5.1	Confidentiality. The Parties agree that Section 4.1 (titled “Confidentiality”) of the Purchase Agreement is incorporated by reference herein and shall apply to all information disclosed in the performance of this Termination Agreement.

5.2	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Seller:

To: CryoCath Technologies Inc.
16771 Chemin Ste-Marie
Montreal, Quebec
H9H 5H3
Canada
Attn: President and Chief Executive Officer
Fax: (514) 694 7075 (Marked Confidential)

With a copy to:

Davies Ward Phillips & Vineberg LLP
1501 McGill College
Montreal, Quebec
H3A 3N9
Canada
Attn: Neil Kravitz and Elliot Greenstone
Fax: (514) 841-6499

If to Purchaser:

To: ATS Medical, Inc.
3905 Annapolis Lane #105
Minneapolis, Minnesota 55447
Attn: Rick Curtis
Fax: (763) 557-2020 (Marked Confidential)

With a copy to:

Oppenheimer Wolff & Donnelly LLP
3300 Plaza VII
45 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Thomas Marek and Phillip Martin
Fax: (612) 607-7100

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

5.3	Amendments; No Waivers.

(a)	Subject to Applicable Law, any provision of this Termination Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)	No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.4	Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Termination Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. This Section 6.4 shall survive the termination of this Termination Agreement.

5.5	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Termination Agreement or any of its rights, interests or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other party. Notwithstanding the foregoing, either party shall have the right to assign and otherwise transfer this Termination Agreement as a whole without consent to any entity that acquires all or substantially all of its business or assets to which this Termination Agreement relates, whether by sale of stock or assets, operation of the law, or otherwise. All transfers in violation of the foregoing shall be void.

5.6	Governing Law. This Termination Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

5.7	Counterparts; Effectiveness. This Termination Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Termination Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

5.8	Entire Agreement. This Termination Agreement (including all Exhibits which are hereby incorporated by reference), all other agreements referred to herein or therein or in the Purchase Agreement, and the other agreements signed by the parties hereto or to the Purchase Agreement simultaneously herewith constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Termination Agreement.

5.9	Further Assurances. The parties hereto each agree to execute such other documents, agreements or instruments as may be necessary or desirable for the implementation of this Termination Agreement and the consummation of the transactions contemplated hereby.

5.10	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

5.11	Severability. If any provision of this Termination Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Termination Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect and the parties hereto shall use diligent efforts to agree upon a substitute provision that is valid and enforceable that reflects the original intent of the parties as nearly as possible.

5.12	Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

5.13	Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

5.14	Third Party Beneficiaries. No provision of this Termination Agreement shall create any third party beneficiary rights in any Person, including any employee of Purchaser or employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).

5.15	Dispute Resolution. Any Dispute arising between the parties under this Termination Agreement, or in connection with the transactions contemplated hereunder, shall be resolved pursuant to Article 6 of the Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ATS MEDICAL, INC.

By: /s/ Michael Dale
Name: Michael Dale
Title: President and CEO

CRYOCATH TECHNOLOGIES INC.

By: /s/ Jan Keltjens
Name: Jan Keltjens
Title: President & CEO

SIGNATURE PAGE TO
TERMINATION AGREEMENT

EXHIBITS

Exhibit A – CALCULATION OF COMMISSIONS OWED

Exhibit B – LIST OF OUTSTANDING PRODUCT ORDERS